AMENDED SCHEDULE A

dated December 13, 2019

to the

EXPENSE LIMITATION AGREEMENT

dated December 26, 2018 between

THE ADVISORS’ INNER CIRCLE FUND III

and

APERTURE INVESTORS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Aperture New World Opportunities Fund	Institutional Shares	0.10%	April 30, 2021
	Class X Shares	0.10%	April 30, 2021
Aperture Endeavour Equity Fund	Institutional Shares	0.12%	April 30, 2021
	Class X Shares	0.12%	April 30, 2021
Aperture Discover Equity Fund	Institutional Shares	0.12%	April 30, 2021
	Class X Shares	0.12%	April 30, 2021

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

/s/ Michael Beattie

Name: Michael Beattie

Title: President

APERTURE INVESTORS, LLC

/s/ James O’Connor

Name: James O’Connor

Title: C.O.O.